Exhibit 4.1

Incorporated in the Cayman Islands

Full Truck Alliance Co. Ltd.

This is to certify that is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
	Class A Ordinary Shares	US$0.00001

Date of Record	Certificate Number	% Paid

The above shares are subject to Memorandum and Articles of Association of the Company and transferable in accordance therewith.

                                                                                          Director                                                                                                                                       Director / Secretary